Exhibit 99.1

DIGIMARC CORPORATION

Moderator:  Bruce Davis

April 5, 2005

4:00 pm CT

Operator:                                                                      Good afternoon.  My name is (Miles) and I will be your conference facilitator today.  At this time I would like to welcome everyone to the Digimarc Corporation conference call.

                                                                                                                        All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks there will be a question and answer period.  If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad.  If you would like to withdraw your question press star and the number 2 on your telephone key pad.

                                                                                                                        Thank you.  I would now like to turn the call over to Mr. Bruce Davis, Chief Executive Officer.  Sir you may begin.

Bruce Davis:                                                    Good afternoon ladies and gentlemen.  I’m sorry for the delay.  Let me explain what’s going on here and apologize for the inconvenience.  We submitted an earnings release a while back to the business wire and for reasons that are not clear to us it hasn’t been posted yet.

                                                                                                                        It was supposed to be posted two or three times according to their notices to us over the past 30 minutes and so we’ve been waiting patiently.  I don’t feel we should wait any longer.

                                                                                                                        So we’re going to have to improvise a bit here.  And we’ll begin talking through the prepared remarks of the script recognizing that you have not yet gotten the press release.  I have the Internet running in the background and when I see that the press release has been posted I will pause and let you all know that that’s the case.

                                                                                                                        So sorry about the situation here but we are trying to give you up to the minute information and it appears that we pressed a little too close to the deadline on the release itself.

                                                                                                                        On the call today I have Mike McConnell, our CFO, Paul Gifford, our President and COO, and Bob Chamness, our General Counsel.  So in the press release that should be posted imminently we will be describing our 2004 results and the restatement results for 2003 and the first half of 2004.

                                                                                                                        The objectives of this call are to provide an update on our SEC filing activities; summarize the unaudited 2004 results; anticipated prior period restatement; and status of our Sarbanes-Oxley Section 404 compliance activities; review significant business developments and market conditions during the second half of 2004; and provide some visibility on our prospects and plans for remainder of 2005.

                                                                                                                        The audit of the financial information that will be discussed during this conference call has not been completed thus all financial information we are providing is subject to continuing review and audit by our independent registered public accounting firm and the company’s audit committee.

                                                                                                                        All references in the press release or this conference call, the financial results for 2003 for individual quarters within that year, and for the first two quarters of 2004 refer to the company’s anticipated results for such periods after giving effect to the restatement.  This webcast will be archived in the Investor Relations section of our website.

                                                                                                                        Before we proceed I’d like to remind everyone that during the course of this conference call we’ll be making forward-looking statements.  These statements are based on our current expectations and are subject to certain assumptions, risks, uncertainties, and changes in circumstance.

                                                                                                                        These statements will include without limitation statements related to the implications of the company’s 2004 earnings on subsequent periods and statements regarding management’s opinions and expectations regarding any and all aspects of the business.

                                                                                                                        Actual results may vary materially from those expressed or implied from such statements.  For more detailed information about risk factors that may cause actual results to differ from expectations please see the company’s filings with the SEC including the MD&A section in our most recently filed forms 10-Q and 10-K, our earnings release which will be posted shortly, and our most recently filed form 8-K.

                                                                                                                        Any guidance we offer represents a point in time estimate.  We expressly disclaim any obligation to revise or update any guidance or any forward-looking statements to reflect events or circumstances that may arise after the date of this conference call.

                                                                                                                        We have not yet filed our 10-K or 10-Q for the third quarter of 2004.  The 10-K will include the final restatements of financial statements from fiscal 2003 and the first two quarters of 2004.

                                                                                                                        Because it’s been an unusually long time since we’ve had the opportunity to discuss our business and financial results with you we’ll take some time today to describe the business trends and market conditions we experienced in the second half of the year and that we see impacting us as we move forward and provide some additional elements of context to facilitate an understanding of the anticipated restatement and filing delays in our business.

                                                                                                                        The filing our Form 10-K for 2004 and the third quarter of 2004 10-Q may still take a few additional days to complete.  Our SEC filings are in final drafts and we are doing all we can to assist our auditors as they finalize their documentation and related audit procedures.

                                                                                                                        Due to this continuing work we have not yet filed our Form 10-K and Form 10-Q within the deadline prescribed by NASDAQ for a continued listing of the company’s common stock as set forth in its decision on March 22.

                                                                                                                        We notified NASDAQ about the delay and have requested that they continue the listing of our shares.  We cannot provide any assurances they will grant our request.

                                                                                                                        The restatement activities have weighed heavily on our business for many months now.  Mike will describe those activities and explain the anticipated restatement of certain prior period financial statements.

                                                                                                                        The errors that led to the restatement were discovered by our finance team during a review of our financial controls and a newly implemented accounting system in connection with early Sarbanes-Oxley compliance work and a continuing integration of that new accounting system.  Once discovered we promptly brought the matter to the attention of our auditors and the audit committee of our board of directors.

                                                                                                                        Our finance organization moved aggressively to address the situation and the resulting review has taken a long time and has led to delays in filing of financial statements and reduced our interaction with the investment community.

                                                                                                                        It grew into an exhaustive effort by our finance team looking at nearly every aspect of accounting in our ID System business since we acquired the underlying operations from Polaroid in 2001.

                                                                                                                        After seven months and more than $2 million in legal and accounting fees we anticipate that the restatement will be limited to financial statements for 2003 and the first two quarters of 2004.  We expect the resulting impact of the restatement will be to increase reported net losses over the 18 month period by approximately $2 million.

                                                                                                                        Cumulative impact of the restatement ended up below the mid-point of the $1.2 to $3.5 million range we estimated in September 2004.  Most of the amount of the adjustment is attributable to incorrect capitalization of certain software development and project costs at our ID Systems business unit.

                                                                                                                        At Digimarc we respect - recognize and respect the heightened value investors place on public company credibility in the Sarbanes-Oxley era.  Even before Sarbanes-Oxley was conceived with the guidance of our board of directors we had imbedded principles of honesty and integrity as cornerstones of

                                                                                                                        Digimarc’s corporate governance policy, values statement, and codes of conduct.

                                                                                                                        Following principles of good corporate governance the audit committee of our board was actively involved in providing oversight throughout the restatement review process.

                                                                                                                        The response of our management and board to the discovery of accounting errors demonstrated our resolve to adhere to these principles and served to reinforce the associated values throughout the company.

                                                                                                                        I’m proud of the manner in which our executives have addressed the problem, the thoroughness with which our financing has conducted the review, and the professionalism with which they are implementing the necessary improvements for our accounting and project management processes.

                                                                                                                        I want to thank our finance team, audit committee, legal counsel and auditors for their conscientious attention to these matters for many long months.  With the restatement process nearly complete we are closing the books both literally and figuratively on this chapter in our history.

                                                                                                                        At this point we have hired and appointed new staff to key positions in our ID Systems business; substantially completed installation of the new accounting software; improved training for our staff in key areas; and instituted other remedial measures including continuing documentation of revised policies and procedures.

                                                                                                                        As we move forward we will continue our efforts to identify opportunities to improve our controls and procedures and make appropriate investments in infrastructures to support our continuing growth.

                                                                                                                        Despite having not yet brought our financial filings up to date I can say that after many months of distraction and disruption from the restatement of related matters we are very near the end of the process and ready to return the focus of management and the investment community to the exciting growth prospects of our business.

                                                                                                                        Over the next several months we have markedly improved our infrastructure to support the growth of our business and are ready to continue to build on our market leadership in providing secure media and identity solutions and technologies.

                                                                                                                        Now let’s proceed to the financial review with Mike.  Mike?

Mike McConnell:                            Thanks Bruce.  Throughout the call today we’ll be referring to 2004 third quarter, fourth quarter, and full year financial results and their comparative amounts for prior periods.  We’ll also discuss restated financial statements for 2003 and the first two quarters of 2004.

                                                                                                                        Keep in mind that all financial results and other financial information mentioned during this call are unaudited.  We expect to file audited final numbers in our Form 10-K and Form 10-Q within the next few days and do not expect there will be material changes from the unaudited financial results that we are presenting today.

                                                                                                                        Nevertheless the financial information that we will discuss today is subject to continuing review and audit by the company’s independent registered public accounting firm and the company’s audit committee and could be subject to adjustments.

                                                                                                                        All references we make to financial results for any quarter during 2003 or the first two quarters of 2004 will reflect the anticipated restatements of the financial statements for those periods which will be detailed in the Form 10-K and Form 10-Q that we file shortly.

                                                                                                                        We do not intend to amend our previous annual reports on Form 10-K or quarterly reports on Form 10-Q for periods affected by the anticipated restatements.  As previously noted such previously published reports should not be relied upon.

                                                                                                                        I’ll start with the results of the full year 2004 and briefly cover some of the highlights for the second half of the year.  Following the discussion I’ll review the impact of the restatements on prior periods and the preliminary results of our ongoing Sarbanes-Oxley Section 404 review process.

                                                                                                                        So looking first at our full year 2004 income statement revenues for the year increased $7.3 million or 9% to $92.9 million from $86.5 million.  ID Systems revenues increased $5.5 million or 7% reaching $81.8 million from $76.3 million recorded in 2003.

                                                                                                                        This increase primarily reflected new drivers license contracts in Florida, Latvia, and voter ID contract in Mexico, plus increased international revenues from various countries including a large voter ID program in Ghana.

                                                                                                                        Digital watermarking revenues increased $1.9 million or 20% to $11.2 million from $9.3 million reflecting increased licensing revenues, higher revenues from our anti-counterfeiting system work, initial revenues from the IDMarc pilot program funded by the U.S. Department of Transportation and revenue recognizing connection with our Digimarc mobile initiative.

                                                                                                                        Looking at revenues geographically, international revenues increased $6.8 million in 2004 or 48% to $28.8 million from $14 million in 2003 reflecting initial revenues from the Latvia, Mexico, and Ghana contracts that were rolled out during 2004 and general growth in many areas of our existing international business.

                                                                                                                        U.S. revenues grew approximately $600,000 over 2003 largely reflecting growth in patent and technology licensing and increased revenues from our anti-counterfeiting system work.

                                                                                                                        Gross margins for 2004 were 38% compared with 45% in 2003.  The decrease in gross margins resulted from a number of factors including inventory and program asset charges related to excess, obsolete, and slow moving items; increased international operating costs related primarily to the ramp up of two large new programs; lower margin revenue mix during the first half of the year including revenues from follow on film sales to a foreign customer and from certain domestic equipment sales; cost overruns related to the installation of a driver license issuance system in the first half of the year; and higher depreciation charges and some new contracts and upgrades of existing contracts.

                                                                                                                        Much of the gross margin decline was due to the excess and obsolete charges and from low margin film sale to a foreign customer and cost overruns in the domestic project installation recorded during the first half of the year.

                                                                                                                        Operating expenses for 2004 totaled $45 million — an increase of $6.3 million or 16% above the $38.7 million level of 2003.  Most of this increase was centered in general and administrative costs which increased due to a variety of factors including increased compliance cost, litigation settlement charges, increased bad debt expense, charges for vacating our old building, and increased costs related to higher finance and IT department staffing.

                                                                                                                        We incurred higher legal, accounting, and consulting fees primarily in the fourth quarter of 2004 due to restatement work and our efforts to document, evaluate, and test our internal controls in accordance with Sarbanes-Oxley.

                                                                                                                        Full year 2004 sales and marketing expenses were $11.9 million up from $11.6 million due to hiring management and other resources in both our ID Systems and watermarking businesses to improve our market presence and our ability to predict and drive sales performance including the development of products and leads in non-government and commercial channels for certain new ID systems projects.

                                                                                                                        We also recorded approximately $500,000 impairment charge related to investments made in 2002 in two private companies.  These costs were partially offset by lower head count and spending controls in other areas.

                                                                                                                        Research and development costs were $7.2 million up $400,000 over the prior year primarily due to expenditures in new product initiatives and our ID Systems business units such as card development, software enhancements, and capture stations that we are developing for use with our core customers and for sales through distributors and other channel partners.

                                                                                                                        The decreased gross margins and increased operating expenses combined to more than offset our increased revenues in 2004 resulting in a net loss of $9 million compared with a net income of $200,000 in 2003.

                                                                                                                        Our balance sheet remains strong in December 31, 2004.  At December 31 we had approximately $52 million in cash and cash equivalents, restricted cash and short term investments, and $49 million in working capital.  These amounts compared to $79 million and $89 million respectively at December 31, 2003.

                                                                                                                        The decrease in both cash and working capital are directly attributed to nearly $40 million expended for capital projects the majority of which related to contracted program expenditures including Mexico and Latvia internationally and for new contracts in Alabama and Florida and upgrade contracts with several other states that chose to enhance their systems.

                                                                                                                        The 2004 capital investments began driving increased revenues in the latter half of 2004 — a trend which we expect to continue in 2005.  Lastly $8.3 million of restricted cash was moved from current to long term assets.

                                                                                                                        Our backlog at the end of the year approximated $260 million which is comparable to the balance at the end of 2003.  During the year we added to the backlog with new multi-year contracts with Ohio, Wyoming, and New Jersey.

                                                                                                                        In addition several states including Texas, Virginia, West Virginia, Washington D.C, and the province of Manitoba, Canada, notified us of extensions of their existing driver license contracts.  We also received an extension of a long term agreement with the Central Banks.  These gains were offset by natural consumption of the backlog during the year.

                                                                                                                        Quarterly DSOs of 62 days at the end of 2004 compares consistently with 63 days at the end of 2003.  Deferred income grew from $3.2 million to $4.9 million- the increase being primarily attributable to funds received for customer upgrades prior to the revenue recognition criteria being met.

                                                                                                                        Cash provided from operations totaled $4.2 million during 2004 compared to $25.3 million in 2003 primarily reflecting increased losses in 2004 and changes in our restricted cash.  We expect to continue to utilize cash in the upcoming quarters as we complete our program implementations in Florida, Alabama, and Ohio and build inventory levels for these and the Mexico program as those programs reach full production.

                                                                                                                        In addition we may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies, or product lines.

                                                                                                                        This concludes my prepared remarks for the full year 2004 results.  Next I’ll briefly cover significant changes in the second half of 2004.  The second half of the year 2004 experienced good revenue growth primarily in the ID Systems international business and in watermarking where we saw revenue growth from our anti-counterfeiting system work, IDMarc pilot, Digimarc mobile initiative, and patent and technology licensing.

                                                                                                                        Gross margins for the second half of 2004 are down compared to 2003 primarily due to low margin ID issuance programs that came on in the latter half of the year and higher operating expenses depreciation charges on new and upgrade contracts where we supplied greater functionality without corresponding increases in our prices.

                                                                                                                        With regard to operating expenses we invested in sales management and other resources to improve our market presence, our ability to predict and drive sales performance and new product initiatives.  We also incurred a $500,000 impairment charge related to technology investments that I referred to a moment ago.

                                                                                                                        In addition the bulk of our 2004 legal and accounting costs related to the restatement activities and Sarbanes-Oxley efforts totaling over $2 million were incurred in the second half of the year.

                                                                                                                        We also incurred some litigation settlement charges, increased bad debt expenses, charges for vacating our old building, and increased costs related to higher financial staffing and consulting fees during the second half of 2004.

                                                                                                                        Next I’ll review the anticipated restatements that we’ve identified for 2003 and the first quarters of 2004.  The 10-K will contain a detailed discussion of our review and impact of these restatements.

                                                                                                                        After becoming aware in September 2004 of possible accounting errors at DIDS we initiated a review that determined that certain prior period financials required restatement because they contained errors.

                                                                                                                        The total restatement amount is expected to be approximately $2 million or approximately 10 cents per share spread over 6 quarters.  The quarterly impact on operating results ranged from a decrease of one penny per share to a decrease of 6 cents per share with approximately $1.4 million or 7 cents per share of the amount relating to 2003.

                                                                                                                        The majority of the increased loss related to improperly capitalized software development costs and certain areas of project accounting.  The adjustment for software capitalization relate to the software development costs under SOP 98-1 that either did not quality for capitalization or the software project itself did not qualify as internally used software.  The adjustments for project accounting relate to the failure to expense in the period incurred certain costs that were deferred as inventory or fixed assets.

                                                                                                                        Other issues identified during the thorough review of ID Systems that we conducted required smaller adjustments to record - excuse me - to correctly record inventory receipts in the proper period, correct the time that revenue recognized from maintenance contract, correct commission liability related to the long term card product contract, correct VAT payables and expenses, correct revenue recognized on a milestone based contract to match revenue recognized when the milestones were completed, and correct intercompany allocations which are not properly recorded.

                                                                                                                        Of the amounts associated with these other adjustments are relatively small we believe it is appropriate to record them as part of our restatement.  The adjustments led to substantial number of new entries during the restatement process which contributed to both the length and costs of the process.

                                                                                                                        In connection with the restatements we identified and reported to the audit committee a number of areas for improvement and in term control over financial reporting.  These matters constitute material weaknesses as defined under standards established by the Public Company Accounting Oversight Board or PCAOB.

                                                                                                                        The areas identified as needing improvement include supervision and technical accounting expertise within the accounting and finance department; design and implementation of our new accounting system; inadequate quarterly and year end financial statement close and review processes; controls for both determining the nature and type of costs that should be capitalized; and for ensuring allocation of costs to particular projects are appropriate; controls to ensure that various international tax exposures were quantified and properly accrued on a timely basis; training and reconciliation processes for complex revenue recognition requirements primarily related to international transactions, controls related tosystem access and segregation of duties; and entity level controls.

                                                                                                                        We will describe these matters to changes we’ve implemented and are continuing to implement to correct these matters in detail in our Form 10-K and Form 10-Q filings.

                                                                                                                        We will continue to look for opportunities to strengthen our internal controls and enhance our reporting processes.  Likewise we will address any items that are identified in our internal control assessment under Section 404 of the Sarbanes-Oxley Act of 2002 and related work which is continuing.

                                                                                                                        Speaking of Sarbanes-Oxley I’d like to update you on the status of our Sarbanes-Oxley Section 404 review of internal controls as of December 31, 2004.  Section 404 requires that we file with the SEC any reported internal controls over financial reporting and related attestation reports of our independent registered public accounts.  We’re not finished with documenting and testing our systems of internal controls over financial reporting to provide the basis for the required report.

                                                                                                                        The focused application of critical finance resources to the accounting review associated with the restatements has had a significant impact on the pace of progress on Section 404 compliance efforts.

                                                                                                                        We will do everything we can to file a report as soon as possible.  We are targeting May 2 for our filing.  Given the time requirements necessary to test our processes there can be no assurance that there will be sufficient time and resources available for us to be compliant by that date.

                                                                                                                        Due to the nature of the deficiencies identified during 2004 and time necessary to fix them we have not effectively remediated several of the deficiencies as of December 31, 2004, the date of the required assessment of internal controls.  As a result we expect that our auditors will issue and adverse opinion our internal control over financial reporting at the time of the end of this report.

                                                                                                                        Nevertheless we believe we’ve been able to employ compensating procedures that have given us and our auditors confidence that we can issue financial statements for 2004 that fairly reflect the financial performance of the company despite the internal control weaknesses that we have identified.

                                                                                                                        Now I’ll turn the discussion back over to Bruce to discuss significant 2004 developments, underlying business trends, market conditions, and our plans for moving forward.

Bruce Davis:                                                    Thanks Mike.  We’ve grown at an incredible rate in my eight years since I joined the company with our revenues having increased from $240,000 to close to $100 million per year.  With that we have now endured some growing pains that will lead to better infrastructure.

                                                                                                                        Improved infrastructure is important as we continue to grow.  We had good top line growth and a continued strong backlog in 2004.  The year presented much to be encouraged about in both digital watermarking and secure personal identification, increasing interest and attention around digital rights management and homeland security and anti-theft, anti-fraud solutions among other things fueled increasing adoption of our patented technologies and solutions.  These trends support our expectation of an even higher rate of growth in 2005.

                                                                                                                        In 2004 we witnessed encouraging interest and growth in adoption of digital watermarking based solutions from Digimarc and many of our licensing partners addressing a number of critical anti-fraud and anti-piracy needs.

                                                                                                                        Our digital watermarking solutions and licensing teams are making progress as they work in tandem to develop the market for digital watermarking and fostering growing commercialization of our own products and solutions, broad licensing of our technology and patents by other suppliers of digital watermarking based solutions, and increasing awareness and acceptance of the applicability of our technologies in a widening array of industries.

                                                                                                                        Our longstanding relationship continues with a consortium of leading central banks that rely on certain of our proprietary technologies to deter the use of personal computers and other digital imaging devices in counterfeiting bank notes.

                                                                                                                        The use digital watermarking has accounted for the majority of our watermarking revenues in 2004 as in prior years.  In 2004 we made good progress on IDMarc — one of our key initiatives.

                                                                                                                        IDMarc is a digital watermark and security feature in driver licenses that is intended to reduce the risk of counterfeiting and tampering and provide cross jurisdictional authentication of identity documents.

                                                                                                                        Our customers have recognized that digital watermarking can help improve traffic safety by keeping bad or unauthorized drivers off the road, combat identity theft and fraud by validating the authenticity of drivers licenses, and enhance homeland security efforts by assisting law enforcement in verifying identity documents presented for access to restricted areas for transportation.

                                                                                                                        Twelve state DMVs representing more than 20% of annual U.S. driver license issuance volume have now adopted this feature.

                                                                                                                        And I understand our press release is now posted for those of you who have Internet access.

                                                                                                                        In the third quarter of 2004 we entered into an agreement with the U.S. Department of Transportation to roll out a pilot program that enables law enforcement, retailers, and DMVs to inspect and authenticate driver licenses containing IDMarc.

                                                                                                                        This pilot with approximately $1 million of federal funding is underway with the State of Nebraska.  And if successful is expected to provide a foundation for full scale rollout across the country in the years ahead.

                                                                                                                        In new business development we’re making progress in print to web connectivity using camera phones.  The June of 2004 launch of our Digimarc mobile initiative was heralded with the announcement that Tokyo based MediaGrid had signed a multi-year license for IDMarc mobile software to provide mobile commerce services to Japanese consumers.

                                                                                                                        Our innovative solution uses patented digital watermarking technology to enable camera phones with Internet capabilities to navigate with one click from printed materials such as magazines, packaging and posters to digital entertainment location based content and commercial transaction.

                                                                                                                        In September we were invited to showcase our Digimarc mobile technology at DEMOmobile — one of the most prestigious annual mobile industry events in the world.  Later this year MediaGrid plans to pilot this capability in Japan.

                                                                                                                        Our digital watermarking licensing did well in 2004 in momentum on two fronts.  One is focused on evangelizing the capabilities of digital watermarking for forensic tracking, content monitoring, and protecting movies and music from unauthorized copying and distribution for movie studios, TV broadcasters, record labels, digital media distributors and digital media device manufacturers.

                                                                                                                        Our other major focus is actively working to license our IP to proven solution providers and help them to develop new markets.  Hollywood and the broadcast community have begun incorporating digital watermarking in audio and video content to monitor and track content usage.

                                                                                                                        For instance in a highly publicized legal case the FBI and Justice Department garnered a guilty plea to Federal copyright infringement charges for reproducing and distributing Academy Award screener copies of Oscar nominated films from a man who had obtained them illegally from a member of the Academy in advance of the 2003 awards.

                                                                                                                        Because each of the screener copies carries a unique digital watermark based identifier the authorities were able to trace the chain of custody and shut down a serious leak of Hollywood movies into global Internet distribution.

                                                                                                                        The Academy recipient was expelled from the Academy and subsequently fined $600,000 sending a powerful message to the entire motion picture community about the importance of adhering to rules that govern distribution and how digital watermarking based solutions can help protect movie content.

                                                                                                                        The success of the screener program has opened up new opportunities to extend the market for forensic tracking beyond the Academy screeners and post production environment.  In 2004 Phillips Electronics launched its new

                                                                                                                        (Replicatrack) solution which provides the same basic forensic tracking capability used in the Academy screener program and relatively low cost replication equipment for use in tracking movies and other video assets throughout various stages of production.

                                                                                                                        Elsewhere Teletracks a joint venture of Medialink Worldwide and Phillips Electronics and one of our licensed partners broadened distribution for its watermark based television broadcast monitoring solution.

                                                                                                                        During 2004 and early 2005 Teletracks reached agreements with numerous news and entertainment companies including divisions of ABC and NBC television networks to track network promotional materials aired by television stations in the top 100 U.S. markets adding to contracts entered into with the BBC, Buena Vista Television, Tribune Entertainment, NBC Universal Television distribution, NBC News Channel, Reuters Television and Australia’s based Media Review International.

                                                                                                                        Lastly on the licensing front in 2004 we licensed the family of rights management patents to Phillips who in turn offered them to MPEG LA a group that enables technology and electronics companies and other standards groups to acquire patent rights necessary to use certain technology standards from multiple patent holders in a single transaction as an alternative to negotiating separate license for each patent.

                                                                                                                        Early in 2005 MPEG LA deemed one of these DRM patents essential to the open mobile alliance CRM 1.0 specification for use with cellular telephones and other mobile communication devices. Momentum behind the adoption of digital watermarking is increasing with new solutions and customers from our own watermarking solutions and the growing success of our licensees.

                                                                                                                        During 2005 we expect continued momentum from several positive underlying secular trends including increasing volume in proportion to digitally produced and distributed media content, increasing number of digital media distribution channels, increasing public access to high quality imaging audio video printing technologies which increased the risk of unauthorized copying and distribution and the increasing cost of piracy, fraud, and ineffective security measures, increasing complexity of media distribution use, and the increasing need for enhanced security in value documents and identification documents.

                                                                                                                        Combined theses trends of motivating potential customers to imbed additional watermarks on all forms of media content which in turn fuels the need for digital watermark reading devices and network interfaces.

                                                                                                                        We’re adding staff and licensing in 2005 in anticipation of broadening interest in our technologies.  As always investing in our future by developing and acquiring IP assets remains a high priority.  Our patent portfolio grew from 132 patents — U.S. patents — at the end of 2003 to 185 at the end of 2004 of approximately 400 patents pending.

                                                                                                                        In the secure personal identification area we extended our position of leading supplier of driver license issuance systems in the U.S. serving nearly two thirds of the states and few our international revenues by more than 40%.

                                                                                                                        In the domestic market we competed effectively gaining extensions and upgrades from a number of customers and increasing our overall share of issuance volume including long term contracts with substantial upgrades in Iowa and Wyoming and term extensions in Indiana, Virginia, Georgia, and Minnesota.

                                                                                                                        We also received an award through competitive bidding in Minnesota and in Ohio which had previously been a customer of one of our competitors.  In Florida we started live central issue production in July generating revenue for ID Systems.

                                                                                                                        At this point we’re rolling out the remainder of the systems with our production running at greater than 50% of full production rates.  Revenues from these contracts are expected to fuel significant growth in U.S. driver license issuance revenues in 2005 and succeeding years.

                                                                                                                        Driver licenses are increasingly recognized as the de facto primary identity credential for U.S. citizens signaling access to a wide variety of privileges including air transportation, banking, and credit and access to business government offices etcetera.

                                                                                                                        Congress recognizes the growing significance of the driver license and has noticed a wide disparity in security features among the 50 states.  In response a new Federal intelligence bill was passed and signed into law by President Bush December 2004.

                                                                                                                        This new law calls for the U.S. Department of Transportation to define standards governing the application, processing, and manufacture of state issued drivers licenses and ID cards.

                                                                                                                        The bill gives the states two years to meet the new standards after they are finalized and authorizes Federal grants to assist states in satisfying the new standards.

                                                                                                                        The expected new standards to motivate more states to adopt advanced secure ID processes and technologies offered by Digimarc including such improvements as systems to capture fingerprint and facial images and use biometrics to deter fraud and identity theft in the application process; advanced security features such as visible watermarking; ultraviolet inks and Kinegrams to better authenticate documents and deter counterfeiting; new and more secure driver license and issuance processes designed to deter collusion and fraud; and cross database verification of applicant information to prevent fraud while protecting citizens’ privacy.

                                                                                                                        Our leadership in this market is creating opportunities for us to leverage our digital watermarking assets for use in secure credentials as more current and potential ID Systems customers recognize how digital watermarking security features can help them combat identity theft and fraud by validating the authenticity of a drivers license at point of presentation; enhance security efforts at airports and other transportation centers by enabling the verification of identity documents presented for access to restricted areas or transportation; deter and detect tampering of the drivers license or other identity document using correlated and interlocked data; and improve traffic safety by helping deter sales of alcohol to underage drivers, and by keeping bad or unauthorized drivers off the road.

                                                                                                                        Our international business prospered in 2004 with significant contract wins in Eastern Europe and Mexico.  On the European front in Latvia Digimarc was selected as a prime contractor for design, maintenance, and servicing of the country’s new driver license system, supply materials and enhanced security features including Digimarc IDMarc — digital watermarking — for secure high quality personalization and production of Latvian driver licenses and driver learning permits.

                                                                                                                        In Mexico we announced a new contract to supply the (Instituto Federal Electoral) known as IFE with millions of voter ID cards over a four year period.  IFE issues these cards to eligible voters for both local and federal elections.

                                                                                                                        Under the contract Digimarc generates all the voter ID cards for the entire country with a secure central issuance card printing facility that we built in Mexico with a projected value of more than $19 million over its four year term which is one of the largest foreign contracts in Digimarc’s history.

                                                                                                                        In the private sector the rate of investment in prevention and protection of identity theft and financial fraud in the commercial sector is growing.  The increased government and private sector focus on effective drivers license security offers expanded revenue opportunities for Digimarc.

                                                                                                                        Issuers of all types of identification documents are seeking greater degrees of sophistication to meet increasing security requirements and government mandates.

                                                                                                                        As the IDs themselves become harder to alter or counterfeit more attention is being directed toward effective end to end solutions encompassing enrollment, document issuance, and post issuance verification.

                                                                                                                        This presents an excellent opportunity for Digimarc to grow revenues by expanding our offerings to broaden the footprint with existing customers and expand our presence in related Federal law enforcement in financial markets.

                                                                                                                        These favorable market trends are not limited to North America.  Countries around the world are evaluating their ID processes and systems in wake of heightened terrorist threats and increasing levels of identity theft and fraud.

                                                                                                                        As the producer of over 60 million ID cards worldwide each year Digimarc is well positioned to help the large emerging fragmented international market enhance and standardize its personal security identification processes to meet the challenges of the 21st century.

                                                                                                                        After 2005 and beyond we note increasing interest and attention around digital rights management, homeland security, and anti-theft anti-fraud solutions is fueling demand for our patented technologies and solutions and the well established expertise that we have in large scale secured credential systems.

                                                                                                                        We see robust demands in our core markets and expect that the good top line growth that we witnessed in 2004 will accelerate in 2005.  In light of the demand profile in markets that could benefit from digital watermarking we are increasing our marketing staff in both watermarking solutions and in licensing sensing that momentum is building around our technologies across a range of applications and customer segments.

                                                                                                                        In the ID Systems area we should have a strong growth year too with new customers like Florida, Alabama, and Ohio reaching full production levels during 2005.

                                                                                                                        We expect to bid on a number of exciting contract opportunities during the year as well.  We’re also encouraged by the Federal interest in promoting more secure drivers licenses and the possibility of additional Federal funding to support systems upgrades by our state customers.

                                                                                                                        Our company has an impressive range of improvements to offer to our customers and provide more secure processes and credentials to improve traffic safety as well as homeland security and protect citizens from identity theft and fraud.

                                                                                                                        Thank you for your support and patience through the difficulties in 2004.  With improved infrastructure and robust demand in our markets we anticipate continuing growth and substantially improved financial performance in 2005.

                                                                                                                        That ends our prepared remarks for today.  And we’ll now open the call to questions.

Operator:                                                                      Thank you sir.  At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone key pad — star 1 if you would like to ask a question.  We’ll pause for just a moment to compile the Q&A roster.

                                                                                                                        Your first question comes from the line of Joel Fishbein with Janney Montgomery.

Joel Fishbein:                                               Hi.  Did you guys give any guidance?  If I missed it I apologize.  But if you could go over that that would be very helpful.

Bruce Davis:                                                    We did not provide any detailed financial guidance for 2005 if that’s your question Joel.

Joel Fishbein:                                               Okay.  Could you give us any, you know, what you think that each of the segment of the market is growing, you know, just for model purposes how we’re going to model the business going forward?

Bruce Davis:                                                    We’re not prepared to do that yet Joel.  We’ve been really consumed by this restatement process.  And so we’ll have our Q1 call in the not too distant future.  And at that point in time I will be able to provide better visibility for modeling purposes for 2005 and beyond.

                                                                                                                        But for the purposes of this call we’re not offering any financial guidance for ‘05 other than that we expect revenues to be higher and at a higher rate than the rate of growth in 2004.

Joel Fishbein:                                               Okay.  Great.  Thanks.

Operator:                                                                      Again ladies and gentlemen if you would like to ask a question at this time please press star and the number 1 on your touchtone telephone key pad.  We now go to the line of Steve Lidberg with Pacific Crest Securities.

Steve Lidberg:                                           Good afternoon guys.  I was wondering in terms of the cause of some of the new projects tied to specifically Florida as well as I guess Ohio where are we in terms of the recognition of costs associated with the ramp up of those programs and when should they start to normalize?

Mike McConnell:                            This is Mike Steve.  On Ohio that would begin most likely in the first quarter and continuing on thereafter.  We did have an investment in inventory and assets at the end of the year but there was no revenue or costs really booked for Ohio.

                                                                                                                        For Florida we have been recording costs since July of 2004 as we open up the central issue site.  As we open up each of the OTC sites we will then begin allocating the appropriate amount of appreciation for each of those sites and also operating expenses.  So that will begin in the first quarter as will the increased revenues from those over the counter sites.

Steve Lidberg:                                           And I guess related to Florida what percentage of revenue would you estimate that you’re currently I guess recognizing in terms of the percentage of completion of that contract on an annual basis?

Mike McConnell:                            We’re at 100% of our central issuance of revenues and in the first quarter we began operating - having the operating sites at the OTCs become live.  I’m not sure I have at my fingertips the percentage of license revenues from the central issuance to total at this point.

Steve Lidberg:                                           Okay.  And I guess in terms of some of the contracts that are out for bid in 2005 Bruce can you give us an update of where things stand i.e. with Texas as well as I guess with California and maybe some of the other states that are out?

Bruce Davis:                                                    Well there are two states that are in bid process — Indiana and Texas and they’re both still in the process so we don’t have any updates to offer on those.  There are no other states out to bid at this point in time and that is common.  With this line of questioning we always defer to our customer as to whether and when they want to go out.  So, you know, there are some states that are eligible to go to bid but that doesn’t mean they will.

Steve Lidberg:                                           Thank you.

Operator:                                                                      Once again ladies and gentlemen if you would like to ask a question at this time feel free to press star and the number 1 on your touchtone telephone key pad.  We now go to the line of Bayberry Capital.

Sam Bergman:                                             That’s Sam Bergman at Bayberry Capital.  Good afternoon gentlemen.

Bruce Davis:                                                    Hi Sam.

Sam Bergman:                                             A couple of questions.  First of all in terms of the licensing fee in the fourth quarter can you give us a dollar amount of that?  Is that broken out at all?

Bruce Davis:                                                    No we generally don’t go to that level of granularity.  When we start to get too specific we begin to intrude on confidentiality restrictions on individual contracts.

                                                                                                                        So our breakdown for revenues is at the level of - there are a number of cuts domestic versus international product versus services and watermarking versus ID Systems.  But we don’t break out licensing separate from watermarking.

Sam Bergman:                                             Okay.  In terms of eligible states that are out or could go out to bid in ‘05 can you tell us how many states there are?

Bruce Davis:                                                    Off the top of my head California could go out and there’s some question whether Georgia could.  There’s some litigation pending in Georgia.  And I believe that there may be enough complications there.  I’m not sure whether they can or not.

                                                                                                                        Paul are there any other states that are eligible to go out for bid in ‘05?

                                                                                                                        It sounds like we may have lost Paul.  Paul is...

Paul Gifford:                                                      I’m sorry.  I was just coming off mute.  Yeah Virginia is eligible also like California to go to bid.

Bruce Davis:                                                    Okay.  So that’s it.  It’s a pretty quiet year in terms of the number of states that could go to bid.  As you know the contracts generally run for three to five years and so on average would be a larger number.

Sam Bergman:                                             I know you didn’t give any predictions on guidance for ‘05 but can you tell us where you think the margins will track up a little bit versus ‘04?  I know you were at 44% or 45% in ‘03 down to 38% in ‘04.  Do you expect the margins to be better in the second half than the first half?

Bruce Davis:                                                    Well gross margins which I think is the focus of your question are influenced by a lot of factors.  And I would propose that in an upcoming conference call — perhaps in the next one if time allows — that we have a detailed discussion about the factors affecting margin in order to help the investors and analysts who are building models to do a better job.

                                                                                                                        It’s quite complex and thus I think given the length of this call and the subject matter here that we best defer that.  And with respect to, you know, how things are going for the next few quarters again we’re not going to provide any detailed financial guidance in this call.

Sam Bergman:                                             Okay.  The last question - what was the headcount at the end of ‘04 and where do you expect it to be in ‘05?

Mike McConnell:                            Well this is Mike.  I’ll comment on the head count.  We were at about 580 FTEs - that included about 180 of per diems and we hire per diems for the variability of work required as we roll contracts out.  Obviously as things like Florida and Alabama go live those per diems would reduce.

                                                                                                                        And again we won’t give any comment for the future period.  That really depends on new contracts, new business that we generate that would require those type of per diem folks.

Bruce Davis:                                                    There are 400 full-time employees and then a couple hundred contractors.

Sam Bergman:                                             Okay.  Thank you.  Good luck in the upcoming quarters.

Bruce Davis:                                                    Thanks Sam.

Operator:                                                                      And your next question comes from the line of Lisa McDonald with Artemis.

Lisa McDonald:                                   Hi guys.  Can you hear me?

Bruce Davis:                                                    Hi Lisa.  We can hear you fine.

Mike McConnell:                            Yes.

Lisa McDonald:                                   Okay.  On the SG&A increase can you break out how much was compliance, bad debt, legal, consulting, sort of one-time items or how much of that will continue into next year?

Mike McConnell:                            This is Mike.  I’ll give a high level summary of that.  I believe the legal and accounting in the year for the restatement efforts was about $1.4 or $1.5 million.  The Sarbanes-Oxley part was around $700,000 plus.  We had bad debt charges of around half a million dollars and again the consulting was all part of that accounting and Sarbanes-Oxley type charges there.

Lisa McDonald:                                   Okay.  And on the next issue in terms of the U.S. drivers license business is that, I mean, in terms of - I guess the margin discussion that will come later but the business didn’t really grow year over year yet you had some contract wins.  So can you talk about, you know, did any business fall off or did pricing change at all or...

Bruce Davis:                                                    The revenue recognition is most of the answer...

Lisa McDonald:                                   Okay for the Ohio contract...

Bruce Davis:                                                    Ohio contract revenues were not being recognized in revenues during ‘04.

Lisa McDonald:                                   Okay.

Bruce Davis:                                                    But ‘05 should show substantial growth because of those wins.

Lisa McDonald:                                   Okay.  That’s it.  Thank you.

Operator:                                                                      Once again ladies and gentlemen if you would like to ask a question at this time feel free to press star and the number 1 on your touchtone telephone key pad.  We now go to the line of Jennifer Jordan with Wells Fargo Securities.

Jennifer Jordan:                                    Yes good afternoon gentlemen.  I just want to go back to a comment that you made in your discussion where you mentioned that there were some contracts where you had additional services that you were contracted to provide but with no increase in the price of those services.  Could you talk about that and how you ended up in that situation and how you avoid it going forward.

Bruce Davis:                                                    I think you may have misinterpreted a remark that Mike was making.  He was talking about - when he was talking about gross margins he was noting that in some of our contracts we’ve provided greater functionality without raising the price.  And so that’s yielding lower margins.  It wasn’t that we did work that we didn’t get paid for.  And so - was that the comment that you were thinking of?

Jennifer Jordan:                                    It is and I guess it does raise the question though if you supply people with greater functionality with no gain in cost aren’t you diminishing the value of your technology going forward?  That’s really the question.

Bruce Davis:                                                    Well this takes us a bit into the margin discussion that needs a full context to be well appreciated.  But in competing for business in both acquiring and retaining customers we will sometimes make judgments about what we deliver and how much we pay for it that could have a lower margin than what we have had previously or what we might get in another contract.

Jennifer Jordan:                                    Okay.

Bruce Davis:                                                    So it’s not that we’re doing something irrational.  It’s actually that we’re being competitive.

Jennifer Jordan:                                    Okay.  That’s fine.  Thank you.

Operator:                                                                      Your next question comes from Kevin Hanrahan with Harold Brown.

Kevin Hanrahan:                              Hi Bruce.  Can you hear me okay?

Bruce Davis:                                                    I can hear you just fine.

Kevin Hanrahan:                              Okay.  Can you tell me, you know, if you do file your 10-K and your 10-Q from September in a few days as you said would that meet the requirements for NASDAQ to take the E off or would that, you know, would the complete

                                                                                                                        Sarbanes - or the complete Sarbanes finally be required to get rid of the E on the end of your ticker?

Bob Chamness:                                     This is Bob Chamness.  What NASDAQ will do once our filings are all in place is go through an analysis of where we stand and they’ll make the decision at that point time.  Our request is that the E would be taken off once we are fully filed with these statements and we have filed our amended Form 10K/A in May.

Kevin Hanrahan:                              So to answer my question then you have to complete the Sarbanes requirements in order to get rid of the E?

Bob Chamness:                                     It’s an open issue.  Our position is we’re compliant once we file the K and the Q.  They will make their own determination at that point as to any additional issues they want to look at.

Kevin Hanrahan:                              Okay.  And Bruce can you tell me if either Mazama or Kopp or Macrovision or Phillips Electronics has any representation on the board of Digimarc?

Bruce Davis:                                                    None of them do.  Well probably Phillips.  You mentioned Phillips.  I’m sorry I was thinking Mazama and Kopp.  Phillips has a representative on the board of directors.  Or a gentlemen who’s been elected from Phillips.  Let me phrase it correctly.

Kevin Hanrahan:                              One seat?

Bruce Davis:                                                    Yes.  But it’s not a Phillips seat.  Alty van Luijt is the gentlemen and he’s an executive at Phillips but he was elected by the shareholders.

Kevin Hanrahan:                              Okay.  And your annual meeting Bruce do you anticipate that’ll be delayed or have you set a date for that?

Bruce Davis:                                                    We’re scheduled May 12 at 9 in the morning and we do not anticipate a delay.

Kevin Hanrahan:                              Do you thing going forward with the controls you’ve put in place already — it sounds like Mike has been working on this — that you’ll be able to report your quarters, you know, in a more orderly and a more timely fashion?

Mike McConnell:                            Hi.  This is Mike.  That’s absolutely our plan is to be obviously more timely than we’ve been in the past few months.

Kevin Hanrahan:                              Okay thanks.

Operator:                                                                      At this time there are no further questions.  Mr. Davis are there any closing remarks?

Bruce Davis:                                                    We should get our filings in shortly.  They’re quite detailed.  And should fill in a lot of the blanks for those who are working on detailed models of the business.  And so I again apologize for the continuing delay.

                                                                                                                        I do recognize that our staff and our auditors and lawyers have been working extremely hard to get them done.  But it’s been quite a labor intensive process as we’ve looked at many periods and have made a number of adjusting entries.

                                                                                                                        So I think we’re just about done.  And as I said it’s time to look at the business for its intrinsic enterprise value and to begin to talk about how we continue to develop our markets, grow our revenues, and improve our financial performance.

                                                                                                                        So we’re all focused here.  We’re ready to go.  And we’re ready to put this behind us as soon as we get the filings finished in the next few days.

                                                                                                                        And I want to thank everyone for participating in the call and look forward to better times.  Thanks very much.

Operator:                                                                      Ladies and gentlemen this does conclude today’s Digimarc Corporation’s conference call.  You may now disconnect.

END